EXHIBIT 99.1

NEWS RELEASE

For Immediate Release:>
June 6, 2002

Puget Sound Energy electric-rate plan signed by customers, regulators
Long-term settlement contains one of lowest rate hikes in NW; now awaits WUTC action

        BELLEVUE, Wash. – Puget Sound Energy, the utility subsidiary of Puget Energy (NYSE: PSD), today announced the signing of a comprehensive electric-rate settlement by the utility, key customer groups, state regulatory staff, and the state attorney general’s Public Counsel Section.

        The settlement, PSE said, not only will help the utility rebound from the financial turmoil of the 2000-01 West Coast energy crisis, but will hand its 945,000 electric customers one of the region’s smallest rate hikes of the past two years. The agreement completes a collaborative rate-setting process established in March by the Washington Utilities and Transportation Commission (WUTC). Among other things, the new settlement includes a substantial boost in PSE funding for energy conservation and the creation of a multimillion-dollar fund to help low-income customers pay their energy bills.

"This agreement marks the successful conclusion to several months of hard work and collaborative discussion by 28 separate organizations," said Puget Energy President and CEO Stephen P. Reynolds. "It required give and take on everyone's part. But we met our commitment to collaboratively work through the issues with all interested parties. And in the end, I believe we struck a fair and balanced accord that's good for our customers, good for the region, and good for the company."

        Besides PSE, those involved in crafting the negotiated agreement were WUTC staff, the consumer branch of the state Attorney General’s Office, two associations representing industrial users of electricity and natural gas, the Northwest Energy Coalition, the Natural Resources Defense Council, King County, the Co-generation Coalition of Washington, Sound Transit, 12 municipalities served by PSE, advocates for low-income customers, the U.S. Navy, and various large commercial customers of the utility.

        The multiparty settlement is slated for a June 13 hearing in Olympia by the Washington Utilities and Transportation Commission. A final commission ruling is expected later in the month.

        The agreement asks the three-member commission to grant PSE’s first request in nine years for a permanent increase in base electric rates. The settlement endorses an overall 4.6 percent rate increase, which would generate about $59 million annually for PSE. A typical household’s monthly bill would be about $2.70 higher than in 2001. If, however, the proposed rate hike takes effect July 1, 2002, as expected, the average household bill actually will go down by about $1.85 per month. That is because a slightly higher, “interim” electric-rate increase that took effect April 1, 2002, is expiring on June 30.

        Aside from the permanent rate increase, PSE would gain other financial benefits from the agreement through changes in the way the utility recovers its costs for certain investments in power plants, energy metering, and other systems.

        The settlement’s revenue increase – and the customer rate hike – are less than PSE originally sought last winter, Reynolds noted, largely because certain negotiated elements in the agreement reduce PSE expense levels, stabilize its balance sheet, and help the utility rebuild its financial integrity.

        For example, the agreement includes a power-cost adjustment mechanism that triggers if PSE’s costs to provide customers’ electricity exceed a certain threshold. The mechanism apportions increases or decreases in power costs, on a graduated scale, between PSE and its customers. In addition, the settlement accelerates the start of the requested rate increase – from mid-fall 2002 to a proposed July date – thereby requiring a smaller hike in rates. Also, Reynolds said, the three-month “interim” rate increase that ends June 30 is giving the utility a one-time, $25 million boost in revenue to help offset some of the high power costs PSE absorbed for customers during the energy crisis.

Other important elements of the collaborative settlement agreement include:

  The establishment of a new fund to help low-income PSE customers pay their electricity and natural gas bills. PSE initially will provide $8.6 million to the fund, with similar allocations in subsequent years. Local social-service organizations will administer the program.

  A doubling of PSE’s commitment to energy conservation. The utility estimates it will provide around $20 million annually for natural gas and electricity energy savings programs. Incentives will be provided to residential customers for things such as helping them pay for energy-efficient appliances and compact fluorescent lighting. For business owners, PSE will provide incentives for efficiency improvements to equipment and facilities. PSE initiatives will strive for energy savings of 15 average megawatts of electricity and more than 2 million therms of natural gas.

  A continuation of the service-quality performance standards that PSE has followed – and consistently met – for the past five years. The state-monitored standards address such things as the number and duration of power outages, the rate of meeting in-home service appointments, response to natural-gas leaks, and quickly answering phone calls from customers.

  A new, improved process for working with cities whenever power lines and natural-gas lines must be moved to accommodate street projects or other infrastructure improvements. One issue addressed by the new process is the conversion of overhead power lines to underground systems.

  A one-year extension, through September 2003, of PSE’s pioneering time-of-use electricity-pricing program. About 300,000 households and businesses currently pay lower rates to PSE for power used during low-demand, off-peak hours. With the settlement, the time-of-use rates offered by PSE’s Personal Energy Management™ program will be an option for virtually all residential customers. Customers now paying flat rates will continue to do so unless they opt for time-of-use power pricing. Under the settlement, PSE will begin charging its time-of-use customers $1 per month to cover the variable, time-sensitive cost of metering their power usage.

        Reynolds said the agreement will help Puget Energy “put the energy crisis behind us and start rebuilding the company’s financial integrity. That’s vital not only to the people who invest their money in Puget Energy, but to the homes and businesses that expect us to maintain a dependable energy-delivery system.”

The settlement plan, he noted, is expected to produce financial results consistent with Puget Energy's previously announced earnings guidance for 2002 and 2003.

        Aside from the electric-rate agreement, PSE will continue working with state regulators and others on a long-term natural-gas rate settlement. The utility is seeking a gas-rate boost in September to cover increases in the cost of serving gas customers over the past seven years. The company’s last increase in rates for its gas-delivery service – as opposed to PSE’s costs for purchasing customers’ natural gas supplies – was in 1995.

        PSE's natural-gas customers received an average 22 percent decrease in their rates on June 1. The rate cut was in response to a drop in wholesale prices for natural gas.